                                                           Exhibit (d)(2)(I)(ii)

[ING FUNDS LOGO]


December 5, 2005


Michael Sullivan
Senior Product Manager
Fidelity Management & Research Company
82 Devonshire Street, N7A
Boston, MA 02109


Dear Mr. Sullivan:

     Pursuant to Section 1 of the Amended and Restated Portfolio Management Agreement dated May 2, 2005 among ING Investors Trust, Directed Services, Inc. and Fidelity Management & Research Company (the "Agreement") we hereby notify you of our intention to modify the fees payable to the Portfolio Manager for ING FMR(SM) Diversified Mid Cap Portfolio, effective December 5, 2005 (the "Portfolio"), upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending SCHEDULE A and AMENDED SCHEDULE B of the Agreement. The AMENDED SCHEDULE A and AMENDED SCHEDULE B are attached hereto.

     Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.


                                     Very sincerely,


                                     /s/ Robert S. Naka
                                     ------------------
                                     Robert S. Naka
                                     Senior Vice President
                                     ING Investors Trust


ACCEPTED AND AGREED TO:
Fidelity Management & Research Company

By:    /s/ Philip Bullen
       --------------------------------------
Name:  Philip Bullen
       --------------------------------------
Title: Senior Vice President, Duly Authorized
       --------------------------------------



7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000         ING Investors Trust
Scottsdale, AZ 85258-2034          Fax: 480-477-2744
                                   www.ingfunds.com

                               AMENDED SCHEDULE A

     The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMR(SM) Diversified Mid Cap Portfolio
ING FMR(SM) Earnings Growth Portfolio

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Fidelity Management & Research Company ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                          RATE
------                                          ----
ING FMR(SM) Diversified Mid Cap Portfolio       0.40% on first $250 million; and
                                                0.35% thereafter

ING FMR(SM) Earnings Growth Portfolio           0.40% on first $250 million; and
                                                0.35% thereafter

                                        3